Exhibit 10.2

August 1, 2006

Dr. Zhongmin Wei
VP of Reseach and CSO
Eden Bioscience Corporation

Dear Zhongmin:

You are an “at-will’ employee of Eden Bioscience Corporation and your employment can be terminated with or without cause at any time at the option of Eden Bioscience or yourself. If your employment is terminated at the option of the Company, your current base salary will be continued for a period of six (6) months, provided that the termination is not based upon fraud, criminal activity or breach of fiduciary duties. The six months severance will be paid in the regular course of the company’s payroll and will be subject to your normal deductions. This severance agreement will terminate on July 31, 2007.

Yours truly,

/s/ Rhett Atkins

Rhett Atkins
President